Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
First Quarter 2014 Results

First quarter 2014 net income(1) per diluted share was $2.01, operating EPS up 28 percent to $2.04

First quarter 2014 return on equity excluding AOCI was 18.2 percent, operating ROE increased 440 bps to a record 20.8 percent

Operating earnings from Advice & Wealth Management and Asset Management up 36 percent from a year ago

Company raises regular quarterly dividend 12 percent to $0.58 per diluted share;
announces additional $2.5 billion share repurchase authorization

MINNEAPOLIS – April 28, 2014 – Ameriprise Financial, Inc. (NYSE: AMP) today reported first quarter 2014 net income(1) of $401 million, or $2.01 per diluted share. Operating earnings were $407 million, up 20 percent from a year ago, with operating earnings per diluted share up 28 percent to $2.04.

Operating net revenues increased 8 percent to $2.8 billion, driven by strong fee-based business growth from client net inflows and increased client activity, as well as market appreciation, which more than offset pressure from continued low interest rates.

Operating expenses increased 6 percent to $2.3 billion reflecting increased volume-related distribution expense. General and administrative expenses remained flat compared to a year ago, reflecting the company’s ongoing expense discipline.

In the quarter, segment pretax operating earnings from Advice & Wealth Management and Asset Management grew 36 percent to $364 million, continuing our earnings mix shift progression with these two businesses representing more than 60 percent of company earnings.(2)

In the quarter, the company returned $457 million to shareholders through share repurchases and dividends.

“Ameriprise delivered another strong quarter,” said Jim Cracchiolo, chairman and chief executive officer. “Revenues and earnings were up nicely and our operating return on equity reached a new record of 20.8 percent.”

“Our advisory and asset management businesses continue to drive our growth. Clients committed record flows to fee-based wrap programs and we’re steadily driving improvement in advisor productivity.

“With our strong capital position and free cash flow, we returned more than $450 million to shareholders through share repurchases and dividends. And today, the board authorized an additional $2.5 billion share repurchase program and announced another increase of our regular quarterly dividend, raising it 12 percent.”

(1)             Net income represents net income from continuing operations attributable to Ameriprise Financial.

(2)             Excludes Corporate & Other segment.

Ameriprise Financial, Inc.
First Quarter Summary

	Quarter Ended March 31,		% Better/	Per Diluted Share Quarter Ended March 31,		% Better/
(in millions, except per share amounts, unaudited)	2014	2013	(Worse)	2014	2013	(Worse)
Net income from continuing operations attributable to Ameriprise Financial	$401	$336	19%	$2.01	$1.58	27%
Adjustments, net of tax (1) (see reconciliation on p. 11)	6	2		0.03	0.01
Operating earnings (2)	$407	$338	20%	$2.04	$1.59	28%
Weighted average common shares outstanding:
Basic	195.5	208.4
Diluted	199.1	212.3

(1)   After-tax is calculated using the statutory tax rate of 35%.

(2)   The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized gains or losses; integration and restructuring charges; the market impact on variable annuity guaranteed benefits net of hedges and related deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and income or loss from discontinued operations.

Overall, results in the quarter were strong and included $5 million after tax, or $0.03 per diluted share, of favorable impacts from the market impact on DAC and DSIC. Other items are discussed in more detail in the segment commentary, including a favorable item in variable annuities that was offset by reserve strengthening and weather-related expenses for auto and home.

Taxes

The first quarter 2014 operating effective tax rate was 25.2 percent compared to 26.5 percent a year ago. The quarter included a $17 million benefit from the completion of tax audits from previous years. The company estimates that its full year 2014 operating effective tax rate will be in the 28 to 30 percent range.

First Quarter 2014 Business Highlights

•                  Total assets under management and administration grew 11 percent from a year ago to $783 billion driven by Ameriprise advisor client net inflows and market appreciation.

•                  Ameriprise advisor client assets grew 12 percent to a record $418 billion and total wrap assets increased 19 percent to $159 billion. Wrap net inflows in the quarter were a record $4.2 billion.

•                  Advisor productivity continues to improve. On a trailing 12-month basis, operating net revenue per advisor, excluding results from former banking operations, grew 15 percent to $454,000.

•                  Experienced advisor recruiting remained solid, with 76 experienced advisors moving their practices to Ameriprise during the quarter and the recruiting pipeline remains good.

•                  Asset Management segment AUM increased 8 percent to $504 billion, driven by market appreciation, partially offset by $3.9 billion of net outflows in the quarter.

•                  In April, Threadneedle was awarded a $5.5 billion mandate that is expected to fund in the second quarter.

•                  The company has 113 four- and five-star rated funds, with 51 funds managed by Columbia Management and 62 managed by Threadneedle.

•                 Strong sales of indexed universal life products drove a 22 percent increase in VUL/UL cash sales.

•                  The company increased its regular quarterly dividend 12 percent to $0.58 per diluted share payable on May 23, 2014 to shareholders of record as of May 9, 2014. The company also announced an additional $2.5 billion share repurchase authorization.

•                  Excess capital was approximately $2 billion after repurchasing 3.2 million shares of common stock in the quarter for $354 million and paying $103 million in quarterly dividends. The company also currently holds $500 million of capital for contingencies that is above required levels, primarily for variable annuity products.

Segment Summaries

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Advice & Wealth Management
Net revenues	$1,149	$1,018	13%
Expenses	968	888	(9)
Pretax operating earnings	$181	$130	39
Pretax operating margin	15.8%	12.8%

	Quarter Ended March 31,		% Better/
	2014	2013	(Worse)
Retail client assets (billions)	$418	$372	12%
Mutual fund wrap net flows (billions)	$4.2	$4.1	3%
Operating net revenue per branded advisor, excluding former banking operations (trailing 12 months – thousands)	$454	$395	15%

Advice & Wealth Management pretax operating earnings increased 39 percent to $181 million, reflecting robust revenue growth and expense controls. First quarter 2014 pretax operating margin was 15.8 percent compared to 12.8 percent a year ago.

Operating net revenues grew 13 percent to $1.1 billion driven by asset growth in fee-based accounts from client inflows and improved client activity, as well as market appreciation.

Operating expenses increased 9 percent to $968 million as business growth resulted in higher distribution expenses. General and administrative expenses declined 1 percent, demonstrating ongoing expense discipline.

Total retail client assets grew 12 percent to $418 billion driven by client net inflows, client acquisition and market appreciation. Wrap net inflows increased 3 percent to a record $4.2 billion, and brokerage cash balances were $19.3 billion. The combination of asset growth and strong client activity drove a 15 percent increase in operating net revenue per advisor, excluding former banking operations, on a trailing 12-month basis.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Asset Management
Net revenues	$807	$746	8%
Expenses	624	608	(3)
Pretax operating earnings	$183	$138	33
Adjusted net pretax operating margin	39.0%	33.2%

	Quarter Ended March 31,		% Better/
	2014	2013	(Worse)
Total segment AUM(1) (billions)	$504	$466	8%
Columbia Management AUM	$358	$341	5%
Threadneedle AUM	$149	$128	17%

Total segment net flows (billions)	$(3.9)	$(5.7)	32%
Retail net flows	$(3.4)	$(0.1)	NM
Institutional net flows	$(0.8)	$(5.5)	85%
Alternative net flows	$0.3	$(0.1)	NM

(1)   Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s First Quarter 2014 Statistical Supplement available at ir.ameriprise.com.

NM Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings increased 33 percent to $183 million driven by equity market appreciation and continued expense management, partially offset by the cumulative impact of net outflows.

Asset Management margins continue to be strong. In the first quarter, adjusted net pretax operating margin was 39.0 percent compared to 33.2 percent a year ago.

Operating net revenues grew 8 percent to $807 million, primarily driven by asset growth from market appreciation, as well as a shift to higher-fee, retail assets at Threadneedle, partially offset by the impact of net outflows.

Operating expenses increased 3 percent to $624 million, reflecting higher distribution expenses from market growth. Overall, expenses remained well controlled, with general and administrative expenses remaining flat.

Assets under management grew 8 percent to $504 billion, reflecting market appreciation, partially offset by net outflows. Retail net outflows of $3.4 billion in the quarter were driven by outflows at Columbia and a portfolio manager change at Threadneedle, partially offset by strong underlying retail net inflows at Threadneedle. Institutional flows reflected good traction in third-party mandates that offset continued outflows from legacy insurance mandates and former parent company affiliated distribution.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Annuities
Net revenues	$636	$624	2%
Expenses	460	482	5
Pretax operating earnings	$176	$142	24

Variable annuity pretax operating earnings	$145	$105	38%
Fixed annuity pretax operating earnings	31	37	(16)
Total pretax operating earnings	$176	$142	24

Items included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$8	$14	(43)%
Impact of variable annuity product changes	29	—	NM
Total annuities impact	$37	$14	NM

	Quarter Ended March 31,		% Better/
	2014	2013	(Worse)
Variable annuity ending account balances (billions)	$75.9	$70.9	7%
Variable annuity net flows (millions)	$(400)	$(193)	NM
Fixed annuity ending account balances (billions)	$12.9	$13.7	(5)%
Fixed annuity net flows (millions)	$(415)	$(269)	(54)%

NM Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings in the quarter increased 24 percent to $176 million compared to $142 million a year ago, reflecting new business growth, beneficial client behavior and market appreciation, partially offset by fixed annuity spread compression.

Variable annuity operating earnings increased 38 percent to $145 million. Equity market appreciation and beneficial client behavior more than offset higher distribution expenses from business growth and market appreciation. Managed volatility fund options introduced last year continue to be well received, with existing policyholders moving $1.8 billion of assets into the funds in the quarter. The new investment options enhance the overall product risk profile, and as a result, earnings included a $29 million benefit from this activity.

Fixed annuity operating earnings declined 16 percent to $31 million, which was in line with management expectations.

Variable annuity account balances grew 7 percent to $75.9 billion. Asset growth was driven by market appreciation, partially offset by net outflows primarily from a closed block of variable annuities sold through third-party channels. Variable annuity cash sales remained solid at $1.2 billion. Fixed annuity account balances declined 5 percent to $12.9 billion.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Protection
Net revenues	$555	$537	3%
Expenses	496	434	(14)
Pretax operating earnings	$59	$103	(43)

Items included in operating earnings:
Market impact on DAC (mean reversion)	$—	$1	NM
Auto and home reserves	(30)	(4)	NM
Auto and home weather related losses	(20)	—	NM
Total protection impact	$(50)	$(3)	NM

	Quarter Ended March 31,		% Better/
	2014	2013	(Worse)
Life insurance in force (billions)	$194	$192	1%
VUL/UL ending account balances (billions)	$11.0	$10.2	8%
Auto and home policies in force (thousands)	861	773	11%

NM Not Meaningful — variance of greater than 100%

Protection pretax operating earnings were $59 million. Net revenues grew 3 percent, primarily from growth in Auto and Home.

Life and Health earnings were stable and reflect continued claims experience that was within expectations. VUL/UL account balances grew 8 percent, driven by market appreciation and a 22 percent increase in cash sales reflecting strong sales of indexed universal life products.

Consistent with industry experience, first quarter Auto and Home earnings were negatively impacted by approximately $20 million of weather-related losses from severe winter weather. Auto and Home also increased auto liability reserves by $30 million in the quarter based upon additional analysis and information regarding continued adverse development of bodily injury claims associated with accident years 2011 and 2012. To date, the 2013 accident year has continued to have better experience than 2011 and 2012.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Corporate & Other
Net revenues	$6	$4	50%
Expenses	61	57	(7)
Pretax operating loss	$(55)	$(53)	(4)

Corporate & Other pretax operating loss was $55 million for the quarter compared to a $53 million loss a year ago.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement in this news release that the company expects its full-year 2014 operating effective tax rate to be in the 28 to 30 percent range;

•                  the statement in this news release that a $5.5 billion mandate awarded to Threadneedle is expected to fund in the second quarter;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. For information about Ameriprise Financial entities, please refer to the First Quarter 2014 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended March 31,		Per Diluted Share Quarter Ended March 31,
(in millions, except per share amounts, unaudited)	2014	2013	2014	2013
Net income attributable to Ameriprise Financial	$400	$335	$2.01	$1.58
Less: Loss from discontinued operations, net of tax	(1)	(1)	—	—
Net income from continuing operations attributable to Ameriprise Financial	401	336	2.01	1.58
Add: Market impact on variable annuity guaranteed benefits, net of tax(1)	10	2	0.05	0.01
Add: Market impact on indexed universal life benefits, net of tax(1)	(1)	—	—	—
Add: Integration/restructuring charges, net of tax(1)	—	1	—	—
Add: Net realized (gains) losses, net of tax(1)	(3)	(1)	(0.02)	—
Operating earnings	$407	$338	$2.04	$1.59
Weighted average common shares outstanding:
Basic	195.5	208.4
Diluted	199.1	212.3

(1)   Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended March 31,
(in millions, unaudited)	2014	2013
Total net revenues	$2,996	$2,691
Less: CIEs revenue	177	82
Less: Net realized gains	5	1
Less: Market impact on indexed universal life benefits	2	—
Operating total net revenues	$2,812	$2,608

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended March 31,
(in millions, unaudited)	2014	2013
Total expenses	$2,346	$2,204
Less: CIEs expenses	62	52
Less: Market impact on variable annuity guaranteed benefits	15	2
Less: Market impact on indexed universal life benefits	1	—
Less: Integration/restructuring charges	—	2
Operating expenses	$2,268	$2,148

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended March 31,
(in millions, unaudited)	2014	2013
Operating total net revenues	$2,812	$2,608
Operating expenses	2,268	2,148
Pretax operating earnings	$544	$460

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended March 31,
(in millions, unaudited)	2014	2013
General and administrative expense	$758	$758
Less: CIEs expenses	12	11
Less: Integration/restructuring charges	—	2
Operating general and administrative expense	$746	$745

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2014
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$650	$544
Less: Pretax income attributable to noncontrolling interests	115	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$535	$544
Income tax provision from continuing operations	$134	$137
Effective tax rate	20.7%	25.2%
Effective tax rate excluding noncontrolling interests	25.1%	25.2%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2013
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$487	$460
Less: Pretax income attributable to noncontrolling interests	30	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$457	$460
Income tax provision from continuing operations	$121	$122
Effective tax rate	25.0%	26.5%
Effective tax rate excluding noncontrolling interests	26.6%	26.5%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended March 31,
(in millions, unaudited)	2014	2013
Operating total net revenues	$807	$746
Less: Distribution pass through revenues	228	214
Less: Subadvisory and other pass through revenues	97	98
Adjusted operating revenues	$482	$434

Pretax operating earnings	$183	$138
Less: Operating net investment income	4	4
Add: Amortization of intangibles	9	10
Adjusted operating earnings	$188	$144

Adjusted net pretax operating margin	39.0%	33.2%

Ameriprise Financial, Inc.
Reconciliation Table: Operating Total Net Revenues Per Financial Advisor (trailing 12 months)

	Twelve Months Ended March 31,
(in thousands, unaudited)	2014	2013
Operating total net revenues per financial advisor	$454	$402
Less: Operating total net revenues per financial advisor attributable to former banking operations	—	7
Operating total net revenues per financial advisor excluding former banking operations	$454	$395

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended March 31,
(in millions, unaudited)	2014	2013
Net income attributable to Ameriprise Financial	$1,399	$1,120
Less: Loss from discontinued operations, net of tax	(3)	(2)
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,402	1,122
Less: Adjustments (1)	(127)	(126)
Operating earnings	$1,529	$1,248

Total Ameriprise Financial, Inc. shareholders’ equity	$8,432	$9,066
Less: Accumulated other comprehensive income, net of tax	731	1,068
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	7,701	7,998
Less: Equity impacts attributable to the consolidated investment entities	337	384
Operating equity	$7,364	$7,614

Return on equity, excluding AOCI	18.2%	14.0%
Operating return on equity, excluding AOCI (2)	20.8%	16.4%

(1)   Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and integration/restructuring charges.  After-tax is calculated using the statutory tax rate of 35%.

(2)   Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Revenues
Management and financial advice fees	$1,386	$1,244	11%
Distribution fees	476	434	10
Net investment income	471	489	(4)
Premiums	330	310	6
Other revenues	340	222	53
Total revenues	3,003	2,699	11
Banking and deposit interest expense	7	8	13
Total net revenues	2,996	2,691	11
Expenses
Distribution expenses	786	698	(13)
Interest credited to fixed accounts	186	198	6
Benefits, claims, losses and settlement expenses	450	409	(10)
Amortization of deferred acquisition costs	87	75	(16)
Interest and debt expense	79	66	(20)
General and administrative expense	758	758	—
Total expenses	2,346	2,204	(6)
Income from continuing operations before income tax provision	650	487	33
Income tax provision	134	121	(11)
Income from continuing operations	516	366	41
Loss from discontinued operations, net of tax	(1)	(1)	—
Net income	515	365	41
Less: Net income attributable to noncontrolling interests	115	30	NM
Net income attributable to Ameriprise Financial	$400	$335	19

NM Not Meaningful — variance of greater than 100%